Exhibit 5
SHUMAKER, LOOP & KENDRICK, LLP
Attorneys at Law
Bank of America Plaza
101 E. Kennedy Blvd
Suite 2800
Tampa, Florida 33602
December 18, 2009
Sykes Enterprises, Incorporated
400 North Ashley Drive
Tampa, FL 33602
Ladies and Gentlemen:
     In accordance with Item 601(b)(5) of Regulation S-K, we are furnishing this opinion to you in our capacity as counsel to Sykes Enterprises, Incorporated, a Florida corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-4 with the Securities and Exchange Commission (the “Registration Statement”), relating to the acquisition of ICT Group, Inc., a Pennsylvania corporation (“ICT), by the Company, pursuant to the Agreement and Plan of Merger by and among the Company, SH Merger Subsidiary I, Inc., SH Merger Subsidiary II, LLC, and ICT, dated as of October 5, 2009 (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.
     The Registration Statement relates to the registration of the shares (“Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), which may be issued to the shareholders of ICT pursuant to the Merger Agreement.
     In connection with this opinion, we have reviewed (i) the Registration Statement, including the proxy statement/prospectus contained therein and the exhibits thereto, (ii) the Company’s Articles of Incorporation and By-laws, each as amended to date, and (iii) originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and such information from officers and representatives of the Company and ICT as we have deemed necessary or appropriate for the purposes of this opinion. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, the representations and warranties contained in the Merger Agreement and the other documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein.

     We are admitted to practice in the State of Florida, and express no opinions concerning the laws of any jurisdictions other than the laws of the United States of America and the State of Florida.
     We have also assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Shares will be issued in the manner provided in the Merger Agreement.
     Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Merger Agreement and the resolutions of the Board of Directors of the Company, will be legally issued, fully paid and non-assessable.
     This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion after the date hereof.
     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
Shumaker, Loop & Kendrick, LLP
By: /s/ Paul R. Lynch, Esq.